CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2008, relating to the financial statements and financial highlights which appears in the September 30, 2008 Annual Report to Shareholders of the FMI Funds, Inc. (consisting of the FMI Focus Fund and FMI Large Cap Fund) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure to Fund Service Providers” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP
Milwaukee, WI
January 29, 2009